PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED MAY 18, 2010)	Filed pursuant to Rule 424(b)(2) Registration Nos. 333-162219 333-162219-01

The Royal Bank of Scotland plc
RETAIL CORPORATE NOTES
fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc

We, The Royal Bank of Scotland plc, may offer to sell our Retail Corporate Notes, from time to time. We will determine the specific terms of our Retail Corporate Notes prior to the time of sale and will describe the terms in a separate pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

We may offer the Retail Corporate Notes to or through agents for resale. The applicable pricing supplement will specify the purchase price, selling commission and net proceeds for any particular offering of Retail Corporate Notes. The agents are not required to sell any specific amount of Retail Corporate Notes but will use their reasonable best efforts to sell the Retail Corporate Notes. We also may offer the Retail Corporate Notes directly. We have not set a date for termination of our offering.

The agents have advised us that from time to time they may purchase and sell Retail Corporate Notes in the secondary market, but they are not obligated to make a market in the Retail Corporate Notes and may suspend or completely stop that activity at any time. Unless otherwise indicated in the applicable pricing supplement, the Retail Corporate Notes will not be listed on any stock exchange.

The Retail Corporate Notes are our unsecured and unsubordinated obligations and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  All payments due on the Retail Corporate Notes are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as guarantor.

Investing in the Retail Corporate Notes involves risks.  See “Risk Factors” beginning on page S-4.

These securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal agency.  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBS Securities Inc.

September 20, 2010

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ABOUT THIS PROSPECTUS SUPPLEMENT

We may offer from time to time the Retail Corporate Notes described in this prospectus supplement. We refer to the Retail Corporate Notes and related guarantee offered under this prospectus supplement as the “notes”.

As used in this prospectus supplement, “we”, “us”, “our” and “RBS” refer to The Royal Bank of Scotland plc, the term “RBSG” refers to The Royal Bank of Scotland Group plc and the term “Group” refers to The Royal Bank of Scotland Group plc and its subsidiaries consolidated in accordance with International Financial Reporting Standards.  References in this prospectus supplement to “$” or “dollar” or “U.S. dollars” are to the currency of the United States of America.

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that is attached to this prospectus supplement. Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering and it may modify or replace information contained in this prospectus supplement or the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and any pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisers concerning these matters.

Affiliates of The Royal Bank of Scotland plc, including RBS Securities Inc., may use this prospectus supplement in connection with offers and sales in the secondary market of notes.  These affiliates may act as principal or agent in those transactions.  Secondary market sales made by them will be made at prices related to market prices at the time of sale.

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INCORPORATION OF INFORMATION BY REFERENCE

RBSG files annual, semiannual and special reports and other information with the Securities and Exchange Commission.  You may read and copy any document that RBSG files with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC's website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.  You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 42 St Andrew Square, Edinburgh EH2 2YE, Scotland, telephone +44-131-556-8555.

The SEC allows us and RBSG to incorporate by reference much of the information RBSG files with them.  This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we and RBSG can disclose important information to you by referring you to these documents; and

•	information that we and RBSG file with the SEC will automatically update and supersede this prospectus supplement.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference:

•	RBSG's report on Form 6-K furnished with the SEC on August 6, 2010 announcing RBSG and Aviva plc's plans to renew their strategic partnership;

•	RBSG's report on Form 6-K furnished with the SEC on August 6, 2010 announcing the sale of its 80.01% interest in Global Merchant Services to a consortium of Advent International and Bain Capital;

•	RBSG's report on Form 6-K furnished with the SEC on August 4, 2010 announcing the sale of RBS England and Wales and NatWest Scotland branch based business to Santander UK plc;

•	RBSG's report on Form 6-K furnished with the SEC on August 3, 2010 announcing the settlement with the Financial Services Authority; and

•	RBSG's report on Form 6-K furnished with the SEC on July 2, 2010 announcing the completion of the sale of Sempra Commodities, Metals, Oil and European Energy Business.

We also incorporate by reference in this prospectus supplement and accompanying prospectus any future documents RBSG may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K RBSG may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

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SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail in the section entitled “Description of Notes” beginning on page S-10. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this prospectus supplement and the accompanying prospectus. Before you decide to purchase any notes, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer	The Royal Bank of Scotland plc

Purchasing Agent, Lead Manager and Lead Agent	RBS Securities Inc.

Agents	From time to time, we may sell the notes to or through additional agents.

Title of Notes	The Royal Bank of Scotland plc Retail Corporate Notes

Amount
We may issue notes from time to time in various offerings up to the aggregate principal amount authorized by our board of directors. There are no limitations on our ability to issue additional indebtedness in the form of Retail Corporate Notes or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 or in any other denomination provided in the applicable pricing supplement.

Status
The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank equally with our other unsecured and unsubordinated obligations.  All payments on the notes are subject to our credit risk, and the credit risk of our parent company, as the guarantor.  The notes are not savings accounts or deposits in The Royal Bank of Scotland plc and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal agency.

Guarantee
The Royal Bank of Scotland Group plc will fully and unconditionally guarantee payment in full to the holders of the notes. The guarantee is set forth in, and forms part of, the indenture under which the notes will be issued. If, for any reason, we do not make any required payment in respect of the notes when due, the guarantor will cause the payment to be made to or to the order of the paying agent on behalf of the trustee.  All such payments are subject to the credit risk of our parent company, as the guarantor.

Maturities	Each note will mature nine months or more from its issue date.

Interest
Each note will bear interest from its issue date at a fixed rate or a floating rate or a combination of fixed and floating rates.  Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date, as specified in the applicable pricing supplement. If a note is redeemed or repaid prior to maturity, accrued interest also will be paid on the redemption or repayment date.

Principal
The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate. If, however, a note is redeemed or repaid prior to maturity, the principal amount of the note will be paid on the redemption or repayment date.

Redemption and Repayment
The notes will be redeemable at our option in certain circumstances, including as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction. Additional details relating to this redemption option are described in the section entitled “Description of Notes – Redemption and Repayment” beginning on page S-18.

Unless we provide otherwise in the applicable pricing supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date. The notes will be unsecured and will not be subject to any sinking fund.

Survivor’s Option
Specific notes may contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to maturity following the death of the beneficial owner of the notes, so long as the notes were acquired by the deceased beneficial owner at least six months prior to the date of death.  This feature is referred to as the Survivor’s Option. Your notes may not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option will be subject to limits set by us on (1) the dollar amount of total exercises of the Survivor’s Option by all holders of notes in any calendar year and (2) the dollar amount of exercises on behalf of any deceased individual holder of any notes in any calendar year. Additional details relating to this right are described in the section entitled “Description of Notes — Survivor’s Option” beginning on page S-20.

Sale and Clearance
We will sell notes in the United States only. Notes will be issued in book-entry only form and clear through the facilities of The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee and Paying Agent
The notes will be issued pursuant to an amended and restated indenture dated as of August 13, 2010, among us, as issuer, RBSG, as guarantor, and The Bank of New York Mellon, acting through its London Branch, as trustee, as supplemented by a second supplemental indenture dated as of September 20, 2010 among us, as issuer, RBSG, as guarantor, The Bank of New York Mellon, acting through its London Branch, Wilmington Trust Company and Citibank, N.A.  Pursuant to the second supplemental indenture, RBS, as issuer, and RBSG, as guarantor, have appointed Wilmington Trust Company to act as trustee for the notes.  In this prospectus supplement, we refer to the indenture, as so supplemented, as the “Indenture” and Wilmington Trust Company as the “trustee.”  Pursuant to an administration agreement dated as of September 20, 2010, the trustee has appointed Citibank, N.A to act as securities administrator for the notes. The securities administrator also will serve as authenticating agent, registrar, paying agent and transfer agent, unless we appoint a different entity for those roles.

Conflicts of Interest
The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc are affiliates of RBS Securities Inc., the purchasing agent, lead manager and lead agent.  RBS Securities Inc. has entered into a Distribution Agreement with us and RBSG in connection with the distribution of the notes.  Additional details of this relationship are disclosed in the section entitled “Plan of Distribution (Conflicts of Interest)” beginning on page S-38.

Selling Group
The agents and dealers comprising the selling group are broker-dealers.  Members of the selling group will either be parties to the Distribution Agreement referred to above, or have executed a Master Selected Dealer Agreement with the purchasing agent.

RISK FACTORS

Your investment in the notes will involve a number of risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks.  You should consider carefully the following risks and the risks, if any, set forth in the applicable pricing supplement, before you decide that an investment in the notes is suitable for you. For information about risks that may affect our business and results, please refer to the information under the caption “Risk Factors” in RBSG’s Form 6-K filed with the Securities and Exchange Commission (“SEC”) on August 13, 2010, which is incorporated in the accompanying prospectus by reference. You should consult your own financial, tax and legal advisers regarding the risks and suitability of an investment in the notes.

Investors in the notes assume the credit risk of RBS and RBSG in the event that RBS defaults on its obligations under the notes.

The notes are issued by RBS and guaranteed by RBSG, RBS’s parent company. As a result, investors in the notes assume the credit risk of RBS and RBSG in the event that RBS defaults on its obligations under the notes.  This means that if RBS and RBSG fail, become insolvent, or are otherwise unable to pay their obligations under the notes, you could lose some or all of your initial principal investment.   Any actual or anticipated decline in RBS's or RBSG's credit ratings or increase in their credit spreads prior to maturity would adversely affect the market value of the notes in the secondary market, if any.  Any notes sold, offered, or recommended are not deposits of RBS and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency.

Although We are a bank, the notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The notes are our obligations but are not bank deposits.  In the event of our insolvency the notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

We cannot assure you that a trading market for your notes will ever develop or be maintained or that a trade can be executed at any indicative price shown on any website or Bloomberg page.

Unless otherwise indicated in the applicable pricing supplement, we will not list the notes on any securities exchange.  We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.  We cannot assure you that a trading market for your notes will ever develop or be maintained.  There may be a limited number of buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all.

In connection with any secondary market activity in our notes, our affiliates may post indicative prices for the notes on a designated website or via Bloomberg. However, our affiliates are not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

If you attempt to sell your notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposit and other similar investment products, your right to require us to repay the notes prior to maturity may be limited to a valid exercise of the Survivor’s Option. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes, some of these factors, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;

•	the time remaining to the maturity of the notes;

•	the aggregate outstanding amount of the notes;

•	the redemption or repayment features of the notes, if any;

•	the interest rate on the notes and whether market rates of interest are higher than interest rates on the notes;

•	the level, direction and volatility of interest rates generally;

•	markets for similar securities; and

•	our financial condition, future prospects, and general economic conditions.

There may be no buyer or only a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

If the notes you purchase are floating-rate notes or fixed-to-floating-rate notes, you may receive a lesser amount of interest in the future.

Because the interest rate on floating-rate notes and fixed to-floating-rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks on these notes not associated with a conventional fixed-rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, the interest rate on your note will decrease and may be zero, subject to any minimum interest rate specified in the applicable pricing supplement. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

If your notes are redeemable at our option, we may choose to redeem notes when prevailing interest rates are relatively low.

The applicable pricing supplement may provide that the notes are redeemable at our option.  If your notes are redeemable at our option, we may choose to redeem your notes from time to time.  We are generally more likely to choose to redeem the notes during periods when the prevailing interest rates at the time are lower than the rate of interest payable on your notes.  If we redeem your notes prior to the maturity date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.  Our redemption right also may adversely impact your ability to sell your notes as the applicable redemption date approaches.

The inclusion of selling commissions in the issue price of the notes is likely to adversely affect their secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the agents are willing to purchase notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, selling commissions paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by the agents, as a result of dealer concessions, mark-ups or other transaction costs.

Any Survivor’s Option may be limited in amount.

We will have the discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year, provided that until December 31, 2010, repayments pursuant to any Survivor's Option are limited to an aggregate amount of $2,000,000. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of the notes. Accordingly, no assurance can be given that the Survivor’s Option for a desired amount will be permitted in any single calendar year.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under current New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

Our business activities may create conflicts of interest with you.

From time to time during the term of the notes and in connection with the determination of the yield on the notes, we or our affiliates may enter into hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes that we issue, some of which may have returns calculated in a manner related to that of the notes. Our affiliates will price these hedging transactions with the intention of realizing a profit, in consideration for assuming the risks inherent in these hedging activities, whether the value of the notes increases or decreases. These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.

Changes in our credit ratings are expected to affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the notes. However, because your return on floating-rate notes or fixed-to-floating-rate notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.  Credit ratings do not reflect interest rate risk, which is the risk, (x) in the case of floating-rate notes or fixed-to-floating-rate notes, that the interest rate on the notes may fall, or (y) in the case of fixed-rate notes, that market interest rates may rise above the rate on the notes.  Credit ratings also do not address the price, if any, at which the notes may be resold prior to maturity (which may be substantially less than the issue price of the notes), and they are not recommendations to buy, sell or hold the notes.  Further, any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on their market value.

THE ROYAL BANK OF SCOTLAND PLC

RBS is a public limited company incorporated in Scotland with registration number SC090312. RBS was incorporated under Scots law on October 31, 1984. RBS is a wholly-owned subsidiary of RBSG, which is the holding company of a large global banking and financial services group and is described more fully below.

RBS’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

THE ROYAL BANK OF SCOTLAND GROUP PLC

RBSG is a public limited company incorporated in Scotland with registration number SC045551 and was incorporated under Scots law on March 25, 1968. RBSG is the holding company of a large global banking and financial services group.

Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its three principal subsidiaries, RBS, National Westminster Bank Plc (“NatWest”) and The Royal Bank of Scotland N.V. (“RBS N.V.”). Both RBS and NatWest are major United Kingdom clearing banks. RBS N.V. is a bank regulated by the Dutch Central Bank. In the United States, the Group’s subsidiary Citizens Financial Group, Inc (“Citizens”) is a large commercial banking organisation. The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

On October 17, 2007, RFS Holdings B.V. (“RFS Holdings”), which at the time was owned by RBSG, Fortis N.V., Fortis S.A./N.V., Fortis Bank Nederland (Holding) N.V. and Banco Santander, S.A. (“Santander”), completed the acquisition of ABN AMRO Holding N.V. (which was renamed RBS Holdings N.V. on April 1, 2010). RFS Holdings, which is now jointly owned by RBSG, the Dutch State and Santander (the “Consortium Members”), has substantially completed the separation of the business units of ABN AMRO Holding N.V. As part of this reorganisation, on February 6, 2010, the businesses of ABN AMRO Holding N.V. acquired by the Dutch State were legally demerged from the ABN AMRO Holding N.V. businesses acquired by the Group and were transferred into a newly established holding company, ABN AMRO Bank N.V. (save for certain assets and liabilities acquired by the Dutch State that were not part of the legal separation and which will be transferred to the Dutch State as soon as possible). Legal separation of ABN AMRO Bank N.V. occurred on April 1, 2010, with the shares in that entity being transferred by RBS Holdings N.V. to a holding company called ABN AMRO Group N.V., which is owned by the Dutch State. Certain assets within RBS Holdings N.V. continue to be shared by the Consortium Members. Following the legal separation, RBS Holdings N.V. has one direct subsidiary, RBS N.V., a fully operational bank within the Group. RBS N.V. is independently rated and regulated by the Dutch Central Bank.

The Group had total assets of £1,582.1 billion and owners’ equity of £76.8 billion as at June 30, 2010. The Group’s capital ratios at that date were a total capital ratio of 13.9%, a Core Tier 1 capital ratio of 10.5% and a Tier 1 capital ratio of 12.8%.

On December 14, 2009, the European Commission formally approved the Group’s participation in the Asset Protection Scheme (“APS”), the issuance of £25.5 billion of B Shares in the share capital of RBSG (the “B Shares”) to the Commissioners of Her Majesty’s Treasury (“HM Treasury”), a contingent commitment by HM Treasury to subscribe  (the “Contingent Subscription”) for up to an additional £8 billion of B Shares (the “Contingent B Shares”) (collectively the “State Aid”) and the State Aid restructuring plan. In connection with the Contingent Subscription, HM Treasury would receive further enhanced dividend rights under the associated series 1 dividend access share in the capital of RBSG (the “Dividend Access Share”).

To comply with State Aid clearance, RBSG has agreed to undertake a series of measures to be implemented over a four-year period from December 2009, which include disposing of RBS Insurance, the Group’s insurance division (subject to potentially maintaining a minority interest until the end of 2014). RBSG will also divest by the end of 2013 Global Merchant Services (“GMS”), subject to RBSG retaining up to 20% of each business within GMS if required by the purchaser, and its interest in RBS Sempra Commodities LLP (“RBS Sempra Commodities”), as well as divesting the RBS branch-based business in England and Wales and the NatWest branches in Scotland, along with the direct small and medium size enterprise (“SME”) customers and certain mid-corporate customers across the United Kingdom. In order to implement these restructurings, various businesses and divisions within the Group are being re-organised, transferred or sold, or potentially merged with other businesses and divisions within the Group.

The United Kingdom Government currently holds approximately 68% of the issued ordinary share capital of RBSG (“Ordinary Shares”).

On December 22, 2009, RBSG issued £25.5 billion of B Shares to HM Treasury. This increased HM Treasury’s economic interest in RBSG to approximately 84% which was reduced to approximately 83% following completion of a conversion of certain preference shares into Ordinary Shares on March 31, 2010. The B Shares are convertible, at the option of the holder at any time, into Ordinary Shares.

If the £8 billion Contingent B Shares were issued by RBSG to HM Treasury (which is subject to certain conditions being met), assuming no other dilutive issuances, HM Treasury’s economic interest in RBSG would increase further to approximately 85%. In addition, HM Treasury’s economic interest in RBSG would also increase if RBSG elects to issue B Shares to HM Treasury as a means of paying the annual fee due under the APS or the Contingent Subscription (both of which would require the consent of HM Treasury) or to fund dividend payments under the terms of the Dividend Access Share or the B Shares.

HM Treasury has agreed that it shall not exercise the rights of conversion in respect of the B Shares if and to the extent that following any such conversion it would hold more than 75%. of the total issued Ordinary Shares. Furthermore, HM Treasury has agreed that it shall not be entitled to vote in respect of the B Shares or the Dividend Access Share held by it to the extent that votes cast on such shares, together with any other votes which HM Treasury is entitled to cast in respect of any other shares held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution proposed at a general meeting of RBSG.

RBSG’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

USE OF PROCEEDS

Unless we describe a different use in the applicable pricing supplement, we will use the net proceeds from the sale of the notes for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking affiliates;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law; and

•	the possible reduction of our outstanding indebtedness.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional financings as we determine appropriate based on our needs and prevailing market conditions. These additional financings may include the sale of other notes and securities.

DESCRIPTION OF NOTES

The notes will be issued pursuant to an amended and restated indenture dated as of August 13, 2010, among us, as issuer, RBSG, as guarantor, and The Bank of New York Mellon, acting through its London Branch, as supplemented by a second supplemental indenture dated as of September 20, 2010 among us, RBSG, as guarantor, The Bank of New York Mellon, acting through its London Branch, Wilmington Trust Company and Citibank, N.A.

Pursuant to the second supplemental indenture, RBS, as issuer, and RBSG, as guarantor, have appointed Wilmington Trust Company to act as trustee for the notes.  In this prospectus supplement, we refer to the indenture, as so supplemented, as the “Indenture” and Wilmington Trust Company as the “trustee.”  Pursuant to an administration agreement dated as of September 20, 2010, we, RBSG and the trustee have appointed Citibank, N.A to act as securities administrator for the notes.  The securities administrator will serve as authenticating agent, registrar, paying agent and transfer agent, unless we appoint a different entity for those roles.  The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.  The statements in this prospectus supplement and the related pricing supplements concerning the notes, the guarantee and the Indenture are not complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture.  If you would like more information concerning these provisions, you should review the Indenture, which is on file with the SEC.  You also may review the Indenture at the offices of Citibank, N.A., located at 111 Wall Street, 15th Floor, New York, NY 10043, Attention: Corporate Trust Services.  Whenever we refer to particular provisions of the Indenture or the defined terms contained in the Indenture, those provisions and defined terms are incorporated by reference in this prospectus supplement and any applicable pricing supplement.

The Indenture does not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue indebtedness under the Indenture in addition to the notes offered by this prospectus supplement.

We may issue notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these notes as “floating-rate notes.”  We may issue notes with elements of each of the fixed-rate and floating-rate notes described above. We refer to these notes as “fixed-to-floating-rate notes.”  For example, we may issue a note that bears interest at a fixed rate for some periods and at a floating rate for others.  The rate for the floating-rate period(s) for a fixed-to-floating-rate note will be set, calculated and paid in the same manner as for floating-rate notes, as described below.  Any references to or discussion of floating-rate notes in this prospectus supplement also applies to the floating-rate period(s) of fixed-to-floating-rate notes.  We will describe the determination of interest rates for any of these notes in the applicable pricing supplement.

In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

We will identify the calculation agent for any floating-rate notes in the applicable pricing supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent also may resign. RBS Securities Inc. will be the initial calculation agent for the notes.

Notes issued in accordance with this prospectus supplement and a related pricing supplement will have the following general characteristics:

•
The notes will be our direct unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated obligations, save for those preferred by mandatory provision of law.  RBSG will fully and unconditionally guarantee payment in full to the holders of our notes.

•	The notes may be offered from time to time by us through the purchasing agent and each note will mature on a day that is nine months or more from its issue date.

•	The notes will bear interest from their respective issue dates at a fixed or a floating rate, or a combination of both.

•	The notes will not be subject to any sinking fund.

•	The notes will be issued in a minimum denomination of $1,000, and in multiples of $1,000 unless another denomination is stated in the pricing supplement.

In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the principal amount of the note offered;

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

•	the purchasing agent’s selling commission;

•	the net proceeds to us;

•	the date on which the note will be issued to the public;

•	the stated maturity date of the note;

•	whether the note is a fixed-rate note, or a floating-rate note, or a fixed-to-floating-rate note;

•
the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate;

•	any spread or spread multiplier applicable to a floating-rate note;

•	the method for the calculation and payment of principal, premium, if any, interest or other amounts payable, if any;

•	the interest payment frequency;

•	whether the “Survivor’s Option” described on page S-20 will be applicable;

•	if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date and the provisions relating to such repayment;

•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other material terms of the note not inconsistent with the provisions of the Indenture.

Guarantee

RBSG will fully and unconditionally guarantee payment in full to the holders of our notes. The guarantee is set forth in, and forms part of, the Indenture under which our notes will be issued. If, for any reason, we do not make any required payment in respect of our notes when due, RBSG will cause the payment to be made to or to the order of the applicable paying agent on behalf of the trustee.  The guarantee will be on a senior basis.  Holders of our notes may sue RBSG to enforce their rights under the guarantee without first suing us or any other person or entity. RBSG may, without the consent of the holders of the notes, assume all of our rights and obligations under the notes and, upon such assumption, we will be released from our liabilities under the Indenture and the notes.

Payment of Principal and Interest

Principal, premium, if any, interest or other amounts payable, if any, on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (“DTC”), as the depositary, and its participants as described under the section entitled “Registration and Settlement” beginning on page S-27.  Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity, or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. If the date for payment of any amount for any note is not a Business Day, the payment will be made on the next Business Day, and the holder of that note will not be entitled to further interest or other payment with respect to this delay. In the case of a floating-rate note with an interest rate based on the London interbank offered rate, referred to as a “LIBOR note” and described below, if an interest payment date is not a Business Day, and the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day.

Unless we specify otherwise in the applicable supplement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close both in New York, New York and London, England.

Unless otherwise indicated in the applicable pricing supplement, interest payments will include interest accrued from, and including, the most recent interest payment date on which interest has been paid or, if no interest has been paid, from the issue date, to, but excluding, the next interest payment date (or the maturity date, redemption date or repayment date, as applicable).

Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable pricing supplement, the regular record date for an interest payment date will be the first day of the calendar month in which the interest payment date occurs, whether or not that day is a Business Day. The principal and interest payable at maturity will be paid to the holder of the note at the close of business on the maturity date.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest on its issue date until its stated maturity date or earlier redemption or repayment. The applicable supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the fixed-rate notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.

Quarterly	Fifteenth day of every third calendar month, beginning in the third calendar month following the month the note was issued.

Semi-annually	Fifteenth day of every sixth calendar month, beginning in the sixth calendar month following the month the note was issued.

Annually	Fifteenth day of every twelfth calendar month, beginning in the twelfth calendar month following the month the note was issued.

Floating-Rate Notes

Floating-Rate Notes will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable pricing supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable pricing supplement. We refer to the period during which an interest rate is effective as an “interest period”, and the first day of each interest period as an “interest reset date.” The interest reset dates will be specified in the applicable pricing supplement.

If any interest reset date for any floating-rate note falls on a day that is not a Business Day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a Business Day for the floating-rate note. However, in the case of a LIBOR note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.  In each case, notwithstanding any movements in the interest reset date as described in this paragraph, there will be no change to the duration of the applicable interest period.  In other words, notwithstanding the foregoing, the first day of the applicable interest period will be deemed to be the original interest reset date, but for such date not constituting a Business Day.

Interest Determination Dates. Unless otherwise specified in the applicable pricing supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the Business Day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•
for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

Calculation Date. Unless otherwise specified in the applicable pricing supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless otherwise specified in the applicable pricing supplement, the calculation date will be the earlier of:

(1) the tenth calendar day after the related interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

(2) the Business Day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments. Except as provided below and unless otherwise provided in the applicable pricing supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly — on a date that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly — on a date that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually — on a date that occurs in each of two months of each year, as specified in the applicable pricing supplement; and

•	annually — on a date that occurs in one month of each year, as specified in the applicable pricing supplement.

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•
for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable pricing supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different and already determined, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes. Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable pricing supplement. The LIBOR base rate will be the London inter-bank offered rate for deposits in U.S. dollars, as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

As determined by the calculation agent, LIBOR for any interest determination date will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement commencing on the related interest reset date, as the rates appear on the LIBOR Reuters page designated in the applicable pricing supplement as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters page only provides for a single rate, that single rate will be used.

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•
The calculation agent will select four major banks in the London interbank market, which may include us, our affiliates, or affiliates of the purchasing agent, or affiliates of one of the selling group members. On the interest determination date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•
If fewer than two quotations are provided, the calculation agent will select three major banks in New York City, which may include us, our affiliates, affiliates of the purchasing agent, or affiliates of one of the selling group members. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., London time. The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for that interest reset period will remain LIBOR then in effect on the interest determination date.

Treasury Rate Notes. Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable pricing supplement, as specified under the caption “Interest Rate” on the display on Reuters, or any successor service, on the calculation date for that interest determination date on page USAUCTION 10/11 or any other page that may replace such page.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If the rate is not displayed on Reuters page USAUCTION 10/11 or any other page that may replace such page by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate of Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(2) If the rate referred to in (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(3) If the rate referred to in (2) above is not announced by the U.S. Department of the Treasury, or if the auction is not held, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market.”

(4) If the rate referred to in (3) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5) If the rate referred to in (4) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary U.S. government securities dealers, which may include the purchasing agent or its affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(6) If the dealers selected by the calculation agent are not quoting as mentioned in (5) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield	=	D X N	X	100
360-(D X M)

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes. Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate on that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•
If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•
If the alternative rate described above is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds quoted, prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate then in effect on that interest determination date.

Prime Rate Notes. Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•
If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•
If the alternative rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•
If fewer than four rates appear on the Reuters screen US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent on the interest determination date. These selected banks or trust companies may include our subsidiaries or affiliates, or affiliates of the calculation agent.

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Redemption and Repayment

Other than as provided below, and unless we otherwise provide in the applicable pricing supplement, the notes will not be redeemable or repayable prior to their stated maturity dates.

We or RBSG will have the option to redeem notes issued as part of the same issuance as a whole, and not in part, prior to their stated maturity upon not less than 30 nor more than 60 days’ notice to each holder of such notes, on any Interest Payment Date at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or in the case of notes issued with original issue discount, their accreted face amount, together with any accrued interest, if we or RBSG, as applicable, determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction (as defined below under “- Additional Amounts”), including any treaty to which such U.K taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable pricing supplement:

•
in making any payments on such notes, we or RBSG, as applicable, have paid or will or would on the next payment date become obligated to pay Additional Amounts (as defined below under “—Additional Amounts”);

•
payment of interest on the next interest payment date in respect of any of such notes would be treated as “distributions” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next interest payment date we or RBSG, as applicable, would not be entitled to claim a deduction in respect of the payments in computing our or RBSG’s U.K. taxation liabilities, or the value of the deduction to us or RBSG, as applicable, would be materially reduced.

In each case we or RBSG will be required, before giving a notice of redemption, to deliver to the trustee and the securities administrator a written legal opinion of independent English counsel of recognized standing, selected by us or RBSG, as applicable, in a form satisfactory to the trustee and securities administrator confirming that we or RBSG, as applicable, is entitled to exercise this right of redemption.

If the applicable pricing supplement states that your note is repayable at your option prior to its stated maturity date, we and the paying agent will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We and the paying agent also must receive the completed form entitled “Option to Elect Repayment” on the reverse of the note.  Exercise of the repayment option by the holder of a note will be irrevocable.

If the applicable pricing supplement states that the note is redeemable at our option prior to its stated maturity date, then on the date or dates specified in the pricing supplement, we may redeem any of those notes, either in whole or from time to time in part, by giving written notice to the holder of the notes being redeemed, in the case of a redemption in part, at least 30 but not more than 60 days, and in the case of a redemption in whole, not less than 60 days, before the redemption date or dates specified in the pricing supplement.  The notice will specify, among other things:

•	the redemption date;

•	the amount of notes to be redeemed, if less than all of the series of notes is to be redeemed;

•	the redemption price;

•	the place or places where the notes are to be surrendered for payment at the redemption price; and

•	that the redemption price will become due and payable on the redemption date and that interest will cease to accrue on and after that date on the notes to be redeemed.

Since the notes will be represented by a registered master note, DTC (as the depository) or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See the section entitled “Registration and Settlement” beginning on page S-27.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds the beneficial interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued and unpaid interest to the date or dates of redemption or repayment.  Notes will not be redeemed in part in increments less than their minimum denominations.

We may at any time purchase notes, including those otherwise tendered for repayment by a holder, or a holder’s duly authorized representative through the exercise of the Survivor’s Option described below, at any price or prices in the open market or otherwise. If we purchase notes in this manner, we will have the discretion to either hold, resell or surrender these notes to the securities administrator for cancellation.

Survivor’s Option

The “Survivor’s Option” is a provision in a note in which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner at least six months prior to the date of death. The pricing supplement relating to any note will state whether the Survivor’s Option applies to that note.

If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part (subject to the limitations discussed below), at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus any accrued and unpaid interest to, but excluding, the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment to the estate of the deceased beneficial owner upon application of the person who has authority to act on behalf of the deceased beneficial owner.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the securities administrator. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes which we will repay pursuant to exercises of the Survivor’s Option in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year, provided that until December 31, 2010, repayments pursuant to any Survivor's Option are limited to an aggregate amount of $2,000,000.  We also have the discretionary right to limit the aggregate principal amount of notes which we will repay pursuant to exercises of the Survivor’s Option in any calendar year to $250,000 per deceased beneficial owner. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000 and we will not permit the exercise of the Survivor’s Option if such exercise will result in a note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a note was less than $1,000, the authorized representative of the deceased beneficial owner of the note may exercise the Survivor’s Option, but only for the full principal amount of the note.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. An election to exercise the Survivor’s Option will be accepted in the order that it was received by the securities administrator, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is August 1, 2011, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on September 15, 2011, because the August 15, 2011 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the securities administrator will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

Since the notes will be represented by a global note, DTC, as depositary, or its nominee will be treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment of a note pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	a certification that:

(a) the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the date of death;

(b) the death of the beneficial owner has occurred and the date of death, and

(c) the representative has authority to act on behalf of the deceased beneficial owner;

•
if the beneficial interest in the note is held by a nominee, trustee, custodian or other person in a similar capacity, of the deceased beneficial owner, a certificate satisfactory to the securities administrator from the nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership of that note;

•
a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States or medallion guaranteed by a savings bank or credit union;

•	if applicable, a properly executed assignment or endorsement;

•
tax waivers and any other instruments or documents that the securities administrator reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•
any additional information the securities administrator requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, we expect that the broker or other entity will deliver each of these items, through the facilities of DTC, to the securities administrator and will certify to the securities administrator that the broker or other entity represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes for which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. Provided that the requisite items above are in fact received by the securities administrator, the securities administrator shall be entitled to rely fully, and shall have no liability in relying, on the information supplied by a broker, a beneficial owner's personal representative or other entity with respect to the items above and/or in processing the exercise of the Survivor's Option.

The broker or other entity will be responsible for disbursing payments received from the securities administrator to the authorized representative. See the section entitled “Registration and Settlement” beginning on page S-27.

Forms for the exercise of the Survivor’s Option may be obtained from Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York 10005, Attention: Corporate Trust Services.

Ranking

The notes constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Additional Amounts

Unless the applicable pricing supplement provides otherwise, we or RBSG will pay any amounts to be paid by us or RBSG, as guarantor, on any notes without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us or RBSG, as guarantor, to make such deduction or withholding, we or RBSG, as guarantor, will pay additional amounts with respect to the principal of, and payments on, the notes (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those notes, after the deduction or withholding, shall equal the amounts of principal and any payments which would have been payable on those notes if the deduction or withholding had not been required.

However, this will not apply to any tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the notes is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of a note, or the collection of any payment of, or in respect of, principal of, or any payments on, any note;

•	except in the case of a winding up in the United Kingdom, the relevant note is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the note (where presentation is required) for payment at the close of that 30-day period;

•
the holder or the beneficial owner of the relevant note or the beneficial owner of any payment of or in respect of principal of, or any payments on, the note failed to comply with a request by us, RBSG, our liquidator or RBSG's liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge, fee, deduction or withholding;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

•
the relevant note is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note (where presentation is required) to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to  a payment of principal or interest to any person if the payment would be required by the laws of any U.K. tax jurisdiction to be included in the income of another person and such other person would not have been entitled to such Additional Amounts had it received such payment directly.

Whenever we refer in this prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any note of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Consolidation, Merger and Sale of Assets; Assumption

We or RBSG may, without the consent of the holders of any of the notes, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations or, if applicable, RBSG’s obligations, on the notes and under the Indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the notes of any series without the consent of any holder, provided that we unconditionally guarantee the obligations of the subsidiary under the notes of that series.  If we do, all of our direct obligations under the notes of the series and the Indenture shall immediately be discharged.  Any Additional Amounts under the notes of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated rather than taxes imposed by any U.K. taxing jurisdiction, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption and Repayment” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the notes of any series might be deemed for U.S. federal income tax purposes to be an exchange of those notes for new notes by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax adviser regarding the U.S. federal, state and local income tax consequences of an assumption.

Modification of the Indenture

Modification without Consent of Holders.  We, RBSG and the trustee may enter into supplemental indentures without the consent of the holders of notes issued under the Indenture to, among other things:

•	secure any notes issued under the Indenture;

•	evidence the assumption by a successor corporation of our or RBSG’s, as the case may be, obligations under the Indenture and the notes;

•	add covenants for the protection of the holders of notes issued under the Indenture;

•
cure any ambiguity or correct or supplement any provision in the Indenture that may be defective or inconsistent with other provisions, or make any other provisions as we or RBSG may deem necessary or desirable, provided that no such action shall materially and adversely affect the interests of the holders of notes;

•	amend any note to conform to the description of the terms of the note in the accompanying prospectus, this prospectus supplement or the applicable pricing supplement;

•	establish the forms or terms of notes of any series to be issued under the Indenture; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We, RBSG and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding notes issued under the Indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of those notes. However, we, RBSG and the trustee may not make any of the following changes to any outstanding note issued under the Indenture without the consent of each holder of notes issued under the Indenture that would be affected by the change:

•	change the stated maturity of any note;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption or repayment of any note;

•	change any obligation (or any successor’s obligation) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to initiate suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding notes of the series necessary to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture and any past Event of Default (as defined below);

•	modify the terms of our obligations or RBSG’s obligations in respect of the due and punctual payment of the amounts due and payable on the notes in a manner adverse to holders of the notes; or

•	modify the above requirements.

Events of Default; Limitation of Remedies

An “Event of Default” with respect to any series of notes shall result if:

•
we or RBSG do not pay any principal or interest on any notes of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the notes of that series to us or RBSG requiring the payment to be made.  It shall not, however, be an Event of Default if during the 14 days after the notice, we or RBSG satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we or RBSG act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we or RBSG breach any covenant or warranty of the Indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the notes of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the notes of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up or RBSG’s winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the notes of that series may at their discretion declare the notes of that series to be due and repayable immediately (and the notes of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant pricing supplement) together with accrued interest, if any, as provided in the pricing supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us or RBSG to enforce payment. Subject to the Indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding notes of any series shall have the right to direct the time, method and place of conducting any proceeding in the name or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the Indenture, and must not be unjustly prejudicial to the holder(s) of any notes of that series not taking part in the direction, and determined by the trustee.  The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the notes.

By accepting a note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the notes or the Indenture that they might otherwise have against us or RBSG, whether before or during our winding up.

The holder or holders of not less than a majority in aggregate principal amount of the outstanding notes of any series may waive any past Event of Default with respect to the series, except an Event of Default, in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any note or a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of notes of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive an Event of Default or authorize a proposed Event of Default if, in the opinion of the trustee, the Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the Indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the notes of any series, the trustee will be under no obligation to any holder or holders of the notes of the series, unless they have offered reasonable indemnity to the trustee.

The Indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default with respect to the notes of any series, give to each holder of the notes of the affected series notice of the Event of Default, known to it, unless the Event of Default, has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the Indenture.

Notices

All notices to holders of registered notes shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

Concerning the Trustee

Wilmington Trust Company will act as trustee for the notes, and Citibank, N.A will act as securities administrator for the notes.  We and our subsidiaries may from time to time maintain ordinary banking relationships or conduct transactions in the ordinary course of business with the trustee, the securities administrator, and their affiliates.  Wilmington Trust Company and Citibank, N.A. also serve in similar capacities for a number of series of our outstanding indebtedness.

REGISTRATION AND SETTLEMENT

Book-Entry System

All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates, except in the limited case described below. Instead, we will issue master notes in registered form (each, a “Master Note”). Each Master Note is held through DTC, as depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Master Note.

Beneficial interests in a Master Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

So long as DTC or its nominee is the registered owner of a Master Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

So long as the depositary holds a Master Note representing notes, such Master Note will not be exchangeable for definitive securities of that series unless:

•	DTC notifies the trustee that it is unwilling or unable to continue to act as depositary for the notes or ceases to be a clearing agency registered under the Exchange Act;

•	we or RBSG are wound up and we or RBSG fail to make a payment on the notes when due; or

•	at any time we determine at our option and in our sole discretion that a Master Note should be exchanged for definitive debt securities of that series in registered form.

The Indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by a Master Note.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from a Master Note at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York 10005, Attention: Corporate Trust Services, to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for the notes at any time.

We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days before the selection of the notes to be redeemed or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

We will pay principal, any premium, if any, interest and other amounts payable, if any, on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

TAXATION IN THE UNITED KINGDOM

The following is a general summary of certain U.K. tax consequences as of the date of this prospectus supplement in relation to the notes. It is based on current United Kingdom law and HM Revenue & Customs practice and is not exhaustive. It does not address the U.K. consequences of any payment by RBSG under the guarantee. Any holders who are in doubt as to their tax position should consult their professional advisers.

Interest on the Notes

Interest on the notes will generally be paid by us without withholding or deduction for or on account of United Kingdom income tax provided that we continue to be a bank within the meaning of Section 991 of the Income Tax Act 2007 (the “ITA 2007”) and the interest on the notes is paid in the ordinary course of its business within the meaning of Section 878 of the ITA 2007.

Additionally, the notes issued will constitute "quoted Eurobonds" if they are and continue to be listed on a recognised stock exchange, within the meaning of Section 1005 of the ITA 2007.  The main market of the New York Stock Exchange is a recognised stock exchange for these purposes.

If the notes are and continue to be quoted Eurobonds, payments of interest by us on the notes would be made without withholding or deduction for or on account of United Kingdom tax.

In all other cases, interest will generally be paid by us subject to deduction of income tax at the basic rate, subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.  However, in relation to amounts payable on the redemption of such notes, HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2011.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual or to certain other persons in that other Member State, except that Austria and Luxembourg will instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise.

UNITED STATES FEDERAL INCOME TAXATION

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies only to an investor who holds the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a straddle, conversion or other integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar. Holders should consult their tax advisers regarding the application of U.S. federal tax laws to their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The following discussion may be modified or superseded by additional information regarding U.S. federal income taxation set forth in the applicable pricing supplement, which investors should consult before making a decision to invest in the specific instruments issued thereunder. This discussion applies to notes that provide for the full repayment of principal, which will be treated as debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means, for U.S. federal income tax purposes, a beneficial owner of notes that is: (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest

“Qualified stated interest” on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. Qualified stated interest generally will include payments of stated interest on fixed-rate notes and payments of stated interest on floating-rate notes and fixed-to-floating-rate notes that are treated as “variable rate debt instruments.” We will treat floating-rate notes and fixed-to-floating-rate notes as variable rate debt instruments unless the applicable pricing supplement indicates that the notes will be treated as contingent notes, with consequences discussed below.

Unless otherwise specified in an applicable pricing supplement, interest income (including original issue discount, if any, as discussed below) earned by a U.S. holder with respect to a note will be foreign source income for purposes of calculating the U.S. holder’s foreign tax credit limitation.

Special rules governing recognition of interest income on notes issued with original issue discount, short-term notes and contingent notes are described below under “—Original Issue Discount,” “—Short-term Notes” and “—Contingent Notes.”

Original Issue Discount

A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount (“OID”) for U.S. federal income tax purposes (and will be referred to as an “OID note”) unless the note satisfies a de minimis threshold (as described below). Special rules governing the tax treatment of “short-term notes” (which are not OID notes for purposes of this discussion) are described below under “—Short-term Notes.” The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest,” as described above under “—Interest.”

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., ¼ of one percent of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity, then the note will not be subject to the rules described below. Holders of notes with a de minimis amount of OID generally will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.

Qualified stated interest on an OID note will be taxed as described above under “—Interest.” In addition, a holder will be required to recognize OID as ordinary interest income as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of the holder’s method of accounting. Under this method, a holder of OID notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. A holder’s basis in an OID note will be increased by the amount of OID included in the holder’s income.

A holder may make an election to include in gross income all interest that accrues on any note (including stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the constant-yield method based on the compounding of interest (a “constant-yield election”).

Short-term Notes

A short-term note is a note with a term of one year or less (from but excluding the issue date to and including the last possible date that the note could be outstanding). Generally, a short-term note is treated as issued at a discount equal to the sum of all payments required on the note minus its issue price.

A cash-method U.S. holder generally will not be required to recognize income with respect to a short-term note prior to maturity, other than with respect to the receipt of interest payments, if any, or pursuant to a sale or exchange of the note. An accrual-method U.S. holder (or a cash-method holder who elects to accrue income on the note currently) will be subject to rules that generally require accrual of discount on short-term debt instruments on a straight-line basis, unless the holder elects a constant-yield method of accrual based on daily compounding.

Upon a sale, exchange or retirement of a short-term note, a holder will recognize gain or loss in an amount equal to any difference between the amount received and the holder’s basis in the note. The holder’s basis in the note generally will equal the amount paid to acquire the note increased, for a holder that accrues income on the notes currently, by any previously accrued but unpaid discount. The amount of any resulting loss will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Gain recognized by a cash-method holder that has not elected to accrue income on a note currently will be ordinary income to the extent of discount accrued during the holder’s holding period that the holder has not previously included in income. Otherwise, gain recognized by a cash or accrual method holder should be short-term capital gain.

A cash-method holder who does not make the election to accrue income currently on a short-term note will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the note in an amount not exceeding accrued discount that the holder has not yet included in income. Cash-method holders should consult their tax advisers regarding these rules.

Market Discount

If a U.S. holder purchases a note (other than a short-term note or a contingent note) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount. The adjusted issue price of an OID note generally equals the issue price of the note, increased by previously accrued OID and decreased by the amounts of any previous payments on the note other than payments of qualified stated interest.

A holder will be required to treat any principal payment on (or, in the case of an OID note, any payment that does not constitute qualified stated interest on), or any gain on the sale, exchange or retirement of a note, as ordinary income to the extent of the market discount accrued on the note at that time unless this market discount has been previously included in income by the holder pursuant to an election to include market discount in income as it accrues (a “market discount accrual election”), or pursuant to a constant-yield election as described under “—Original Issue Discount” above. If a note is disposed of in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if the holder had sold the note in a taxable transaction at its then fair market value. Unless a holder elects to include market discount in income as it accrues, the holder generally will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued market discount until the accrued market discount is included in income.

If a holder makes a market discount accrual election, that election will apply to all market discount bonds acquired by the holder on or after the first day of the first taxable year to which that election applies.  If a holder makes a constant-yield election (as described under “—Original Issue Discount” above) with respect to a market discount note, that election will result in a deemed market discount accrual election for the taxable year in which the note was acquired.

Acquisition Premium and Amortizable Bond Premium

A U.S. holder who purchases an OID note for an amount that is greater than the note’s “adjusted issue price” but less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note with acquisition premium. Under the acquisition premium rules, which do not apply to contingent notes, the amount of OID that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, the holder generally will be considered to have purchased the note with amortizable bond premium equal to such excess. If the note is not optionally redeemable prior to its maturity date, the holder generally may elect to amortize this premium over the remaining term of the note using a constant-yield method. If, however, the note may be optionally redeemed on a specified date after its acquisition and prior to its maturity, the amount of amortizable bond premium is determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity if and only if the substitution results in a smaller amount of premium attributable to the period before the redemption date. A holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period. A holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service (the “IRS”). The amortizable bond premium rules do not apply to contingent notes.

If a holder makes a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium.

In addition, a holder who has purchased an OID note with amortizable bond premium will not be required to accrue any OID on such note.

Sale, Exchange or Retirement of a Note

Upon the sale, exchange or retirement of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s tax basis in the note. Gain or loss, if any, will generally be U.S. source for purposes of computing a U.S. holder’s foreign tax credit limitation. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note, which is treated as a payment of interest.

Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply to short-term notes, notes with market discount and contingent notes. See “—Short-term Notes” and “—Market Discount” above and “—Contingent Notes” below.

Contingent Notes

Certain floating-rate notes and fixed-to-floating-rate notes issued pursuant to this prospectus supplement will be subject to the rules governing contingent payment debt instruments (“contingent notes”). In general, contingent notes will be subject to the OID provisions of the Code and the Treasury regulations issued thereunder, and U.S. holders will be required to accrue as interest income in each year the OID on the notes, with certain adjustments to reflect the difference, if any, between the actual and projected amounts of the contingent payments on the notes, as described below.

We are required to determine a “comparable yield” for a contingent note. The “comparable yield” generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that a holder will be required to accrue, we are also required to construct a “projected payment schedule” representing a payment or series of payments the amount and timing of which would produce a yield to maturity equal to the comparable yield.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us or RBSG regarding the actual amounts, if any, that we or RBSG will pay on a note. Unless the relevant pricing supplement provides the comparable yield and projected payment schedule, a holder may obtain that information by submitting a written request to our representative, whose name or title and address and/or telephone number we will provide in the relevant pricing supplement.

For U.S. federal income tax purposes, a holder is required to use the comparable yield and the projected payment schedule determined by us to calculate the holder’s interest accruals and any adjustments thereto in respect of the contingent notes, unless the holder timely discloses and justifies the use of other estimates to the IRS.

A holder will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of the contingent notes, that equals the product of (i) the adjusted issue price of the notes (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the notes, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that the holder holds the notes divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a contingent note is its issue price increased by any interest income previously accrued (without regard to any positive or negative adjustments, as described below), and decreased by the projected amounts of all prior scheduled payments with respect to the contingent note (without regard to the actual amounts paid). Regardless of a holder’s accounting method, the holder will be required to accrue OID on the notes as interest income at the comparable yield, with adjustments described below to reflect the difference, if any, between the actual and projected amounts of the payments on the notes.

A holder will be required to recognize additional interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a contingent note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a contingent note for a taxable year:

•	will first reduce the amount of interest in respect of the note that a holder would otherwise be required to include in income in the taxable year; and

•	to the extent of any excess, will give rise to an ordinary loss equal to the excess of:

•	the amount of all previous interest inclusions under the note over
•	the total amount of the holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years.

Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon a sale, exchange or retirement of a contingent note prior to its scheduled maturity, a holder generally will recognize gain or loss equal to the difference between the amount the holder receives and the holder’s basis in the note. (At the scheduled maturity, the holder will be treated as receiving the amount of the payment set forth in the projected payment schedule, and any difference between the amount received and the projected payment will be treated as a positive or negative adjustment, as described above.) The holder’s basis in a note generally will equal the cost thereof, increased by the amount of interest income previously accrued in respect of the note (without regard to any positive or negative adjustment described above) and decreased by the projected amount of all prior scheduled payments with respect to the note (without regard to the actual amounts paid). Any gain will be treated as interest income, and any loss will be treated first as ordinary loss to the extent of previous interest inclusions less prior net negative adjustments that the holder took into account as ordinary loss, and then as capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to other limitations. Additionally, if a holder recognizes a loss above certain thresholds, the holder may be required to file a disclosure statement with the IRS. Holders should consult their tax advisers regarding these limitations and reporting obligations.

If a holder purchases a contingent note for a price other than its adjusted issue price, the difference between the purchase price and the adjusted issue price must be reasonably allocated to the daily portions of interest or projected payments with respect to the note over its remaining term and treated as a positive or negative adjustment, as the case may be, with respect to each period to which it is allocated. The holder’s basis will be increased or decreased, as the case may be, by such positive or negative adjustment.

Special rules may apply if the amounts of all of the remaining payments on a contingent note become fixed. For this purpose, a payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental. Under these rules, a holder would be required to account for the difference between the originally projected amount of each contingent payment and the fixed amount thereof in a reasonable manner over the period to which the difference relates. In addition, the holder would be required to make adjustments to, among other things, the holder’s accrual periods and the holder’s basis in the notes. The character of any gain or loss on a sale or exchange of the contingent note also would be affected. Holders should consult their tax advisers regarding the application of these rules.

Recently Enacted Legislation

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Individuals who purchase those notes should consult their advisers regarding this legislation.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means, for U.S. federal income tax purposes, a beneficial owner of notes that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. This discussion does not apply to a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of disposition.  Such a non-U.S. holder should consult his or her tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

Payments to a non-U.S. holder on the notes, and any gain realized on the sale or exchange of the notes, generally will be exempt from U.S. federal income tax, including withholding tax.

If a non-U.S. holder is engaged in a trade or business in the United States, and if income or gain from the notes is effectively connected with the conduct of that trade or business, the non-U.S. holder generally will be taxed in the same manner as a U.S. holder. Non-U.S. holders that are engaged in a trade or business in the United States should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if the non-U.S. holder is a corporation.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on or with respect to the notes, including sales or dispositions of the notes that are made within the United States or through certain U.S.-related financial intermediaries, unless the holder is an “exempt recipient.” Reportable payments generally will also be subject to U.S. backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number, in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that complies with certification procedures to establish that it is a non-U.S. person generally will not be subject to information reporting or backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances. Holders should consult their tax advisers regarding the application of U.S. federal tax laws in their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

The following is a summary of certain considerations associated with the purchase of notes by (i) employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies, (iii) and entities whose underlying assets are considered to include “plan assets” by reason of such plan's or arrangement's investment therein (collectively referred to as “Plans”) and (iv) persons who are fiduciaries with respect to Plans.

A fiduciary of a Plan should consider fiduciary standards under ERISA in the context of the particular circumstances of that Plan before authorizing an investment in the notes; a fiduciary directing the investment of assets of a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), or a foreign plan (as described in Section 4(b)(4) of ERISA), in each case that is not subject to ERISA (collectively, “Non-ERISA Arrangements”), should consider any comparable standards to which they may be subject under applicable federal, state, local, non-U.S. or other laws or regulations (collectively, “Similar Laws”). Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan or Non-ERISA Arrangement. A fiduciary of a Plan or Non-ERISA Arrangement considering an investment in the notes should determine whether it holds any of our senior debt securities and how any such holdings and the exercise of rights thereunder might impact its proposed investment.

Beyond the considerations described above, ERISA and the Code prohibit certain transactions (referred to as “prohibited transactions”) involving the assets of a Plan, and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), unless an exemption is available. A violation of the prohibited transaction rules may result in civil penalties or other liabilities under ERISA and an excise tax under Section 4975 of the Code for the parties to a prohibited transaction, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.

Non-ERISA Arrangements may be subject to comparable prohibitions and liabilities under applicable Similar Laws.  We and our current and future affiliates may be parties in interest or disqualified persons with respect to many Plans.  Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, we may be considered a party in interest or disqualified person with respect to a Plan to the extent we or our affiliates are engaged in businesses which provide services to that Plan.

There are a number of statutory prohibited transaction exemptions that may be available depending on the relevant facts and circumstances. For example, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for certain transactions, such as sales or exchanges of property with a party in interest, provided the following conditions are satisfied: (a) the transaction is with a party in interest, other than a fiduciary (or an affiliate) who has, or exercises, any discretionary authority or control with respect to the investment of plan assets involved in the transaction or renders investment advice with respect to such plan assets, solely by reason of providing services to the Plan or solely by reason of a relationship to certain service providers, or both, and (b) the Plan receives no less and/or pays no more than “adequate consideration,” as the case may be. In addition, the Department of Labor has issued a number of prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding, disposition and exercise of warrants. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest or a disqualified person with respect to many Plans or Non-ERISA Arrangements, the notes may not be purchased, held or disposed of by any Plan, Non-ERISA Arrangement, or any person investing “plan assets” of any such plans or arrangements, unless the purchase, holding or disposition is eligible for exemptive relief or that purchase, holding or disposition is not otherwise prohibited. Therefore, any purchaser, including any fiduciary purchasing on behalf of a Plan or Non-ERISA Arrangement, transferee or holder of these notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of such notes, that either (a) it is not a Plan or Non-ERISA Arrangement and is not purchasing the notes on behalf of or with “plan assets” of any such plan or arrangement, or (b) its purchase, holding and disposition of such notes are eligible for exemptive relief or the purchase, holding or disposition are not prohibited by ERISA Section 4975 of the Code or any Similar Laws.

This discussion is a general summary of some of the rules which apply to Plans and Non-ERISA Arrangements and their related investment vehicles. This summary does not include all of the investment considerations relevant to such plans and arrangements and should not be construed as legal advice or a legal opinion. If you are the fiduciary of a Plan or Non-ERISA Arrangement, or an insurance company that is providing investment advice or other services to a Plan or Non-ERISA Arrangement, and you propose to invest in the notes with the assets of the Plan or Non-ERISA Arrangement, you should consult your own legal counsel for further guidance. Nothing herein shall be construed as, and the sale of notes to a Plan or Non-ERISA Arrangement is in no respect, a representation by us or the purchasers that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.  Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code or any Similar Laws.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms of a Distribution Agreement dated as of September 20, 2010 among us, RBSG and the purchasing agent, the notes will be offered from time to time by us to the purchasing agent for subsequent resale to other agents and dealers.  The agents and dealers comprising the selling group are broker-dealers.  Members of the selling group will either be parties to the Distribution Agreement or have executed a Master Selected Dealer Agreement with the purchasing agent.

The notes will be offered for sale in the United States only. The agents have agreed to use their reasonable best efforts to solicit offers from investors to purchase the notes. We also may appoint additional agents to solicit offers to purchase the notes. Any solicitation and sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed.

We will pay the purchasing agent a selling commission to solicit offers to purchase the notes.  The selling commission that we will pay to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent also may sell notes to dealers at a concession not in excess of the selling commission it received from us. In certain cases, the purchasing agent and the other agents and dealers may agree that the purchasing agent will retain the entire selling commission. It is anticipated that in these circumstances the other agents and dealers will be compensated by their clients based on a percentage of assets under management. We will disclose any of these arrangements in the applicable pricing supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and selling commission may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the purchasing agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (or the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make with respect to those liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds.

In connection with certain offerings of notes, the rules of the SEC permit the purchasing agent to engage in transactions that may stabilize the price of the notes. The purchasing agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater amount of notes than the amount the purchasing agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the purchasing agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the purchasing agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The purchasing agent is not required to engage in these activities and may end any of these activities at any time.

RBS Securities Inc. is an affiliate of ours and RBSG.  To the extent an initial offering notes will be distributed by an affiliate of ours each such offering of notes will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these notes, affiliates of ours may offer and sell the notes in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus supplement in connection with these transactions.  None of our affiliates is obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.  None of RBS Securities Inc. or any other affiliated member of FINRA participating in the distribution of our Retail Corporate Notes will execute a transaction in our Retail Corporate Notes in a discretionary account without specific prior written approval of that customer.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

The maximum selling commission or concession to be received by any member of FINRA or independent broker-dealer will not be greater than 8.0% of the initial gross proceeds of the notes sold.

LEGAL MATTERS

Our U.S. counsel, Davis Polk & Wardwell LLP, and Morrison & Foerster LLP, U.S. counsel to the agents, will pass upon certain legal matters related to the notes and the guarantee.  Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters relating to Scots law.  Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the notes.